SCHEDULE
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FORM 4	Waste Technology Corp.
	Cosimo (and Erma) Tacopino - Reporting Persons


On April 14, 2004: Mr. & Mrs. Tacopino Report


Cosimo Tacopino

Direct Ownership - 736,540 shares (475,660 shares jointly owned with Erma Tacopino and 49,000 held in trust for Michael Tacopino)


Erma Tacopino

Direct Ownership - 486,660 (475,660 shares jointly owned with Cosimo Tacopino and 11,000 shares held in her individual retirement account)


Cosimo Tacopino disclaims beneficial ownership of the shares owned by Ms. Tacopino and held in her individual retirement account.


Erma Tacopino disclaims beneficial ownership of the shares (a) solely owned by Mr. Tacopino; and (b) held by Mr. Tacopino in trust for Michael Tacopino.